Ohr Pharmaceutical, Inc. 8-K

 Exhibit 99.1

Ohr Pharmaceutical and Cold Spring Harbor Laboratory Announce Joint Venture to Develop Trodusquemine and Related Analogs

NEW YORK, New York – March 3, 2014 – Ohr Pharmaceutical (NasdaqCM: OHRP), a pharmaceutical company focused on the development of novel therapeutics for large unmet medical needs, and leading global cancer research center Cold Spring Harbor Laboratory (CSHL) today announced the establishment of DepYmed Inc., a new joint venture to develop trodusquemine and related analogs.

The new joint venture will be a private entity, initially with equal ownership by Ohr and Cold Spring Harbor Laboratory. The two partners will seek funding and contribute to the research and development of trodusquemine and also newly patented analogs. The goal is to take the program into the clinic and to demonstrate proof of concept. Various options to fund later stage clinical trials will be explored. The continued preclinical research will be conducted under the guidance of Dr. Nicholas Tonks at CSHL.

“Cold Spring Harbor Laboratory is a world class research center that has a track record of establishing successful commercial ventures in the biopharma space “ said Irach Taraporewala, President and Chief Executive Officer of Ohr. “We are very pleased to be working with Dr. Nicholas Tonks who is one of the leading authorities on the protein tyrosine phosphatase (PTP) family of enzymes. Dr. Tonks discovered PTP1B, the primary target for trodusquemine. Setting up this joint venture is the optimal way to create shareholder value from this exciting asset and enable it to obtain the appropriate resources. At the same time, Ohr remains focused on the execution of our core strategy to develop novel ophthalmology products.”

"At CSHL we strive to bring the benefits of biological research to society," said Teri Willey, Vice President for Business Development and Technology Transfer at CSHL, "We hope that our involvement in this joint venture leads to new therapies that will benefit patients.”

The enzyme protein tyrosine phosphatase 1B (PTB1B) is a well-characterized target for a range of therapy areas. Despite its extensive validation, PTP1B has been a challenging target for therapeutic development due to the chemical properties of the enzyme at its active site. Novel approaches are required to exploit this important target fully. In one such approach, we have identified Trodusquemine as a selective, allosteric inhibitor of PTP1B that exerts its effects outside the active site of the enzyme. Trodusquemine has also been shown to cross the blood brain barrier, which enhances its potential applications, and has been well tolerated in dose escalation and dose ranging clinical studies completed to date in over 65 patients. Analogs of Trodusquemine have been identified that are potent inhibitors of PTP1B and have potential delivery route advantages.

About Cold Spring Harbor Laboratory

Cold Spring Harbor Laboratory (CSHL) is a private, not-for-profit research and education institution at the forefront of molecular biology and genetics. Founded in 1890, CSHL has shaped contemporary biomedical research and education with programs in cancer, neuroscience, plant biology and quantitative biology. CSHL is ranked number one in the world by Thomson Reuters for the impact of its research in molecular biology and genetics. The Laboratory has been home to eight Nobel Prize winners. Today, CSHL's multidisciplinary scientific community is more than 600 researchers and technicians strong and its Meetings & Courses program hosts more than 12,000 scientists from around the world each year to its Long Island campus and its China center. For more information, visit www.cshl.edu.

About Ohr Pharmaceutical Inc.

Ohr Pharmaceutical Inc. (OHRP) is a pharmaceutical company dedicated to the clinical development of new drugs for underserved therapeutic needs in large and growing markets. The Company is focused on advancing its pipeline products currently in phase II clinical development: Squalamine Eye Drops for the treatment of the wet form of age-related macular degeneration, and OHR/AVR118 for the treatment of cancer cachexia. Additional information on the company can be found at www.ohrpharmaceutical.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:  This news release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are made only as the date thereof, and Ohr Pharmaceutical undertakes no obligation to update or revise the forward-looking statement whether as a result of new information, future events or otherwise. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the future success of our scientific studies, our ability to successfully develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments, the financial resources available to us, and general economic conditions. Shareholders and prospective investors are cautioned that no assurance of the efficacy of pharmaceutical products can be claimed or assured until final testing; and no assurance or warranty can be made that the FDA or Health Canada will approve final testing or marketing of any pharmaceutical product. Ohr's most recent Annual Report and subsequent Quarterly Reports discuss some of the important risk factors that may affect our business, results of operations and financial condition. We disclaim any intent to revise or update publicly any forward-looking statements for any reason.

Contact:
Ohr Pharmaceutical Inc.	LifeSci Advisors, LLC
Investor Relations	Michael Rice
(877) 215-4813	646-597-6987
ir@ohrpharmaceutical.com	mrice@lifesciadvisors.com

Cold Spring Harbor Laboratory

Public Affairs

516 367 8455

publicaffairs@cshl.edu